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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Comfort Systems USA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COMFORT SYSTEMS USA, INC.
675 Bering, Suite 400
Houston, Texas 77057

April 16, 2010

To Our Stockholders:

        You are cordially invited to attend the Annual Meeting of the Stockholders of Comfort Systems USA, Inc., which will be held on Tuesday, May 18, 2010 at 675 Bering Drive, Suite 165, Houston, Texas 77057 at 10:00 a.m.

        Information about the meeting is presented on the following pages. At this meeting you are being asked to elect directors to serve until the next annual meeting and to ratify the appointment of Ernst & Young LLP, independent auditors, as the Company's auditors for 2010.

        Please read the proxy statement, which presents important information about the Company and each of the items being presented for stockholder vote. Whether or not you intend to be present in person, when you have finished reading the statement, please vote promptly by telephone or internet, which saves the Company money, or by marking, signing, and returning your proxy card in the enclosed envelope so that your shares will be represented.

        We hope that many of you will be able to attend the meeting in person. I look forward to seeing you there.

Sincerely yours,

WILLIAM F. MURDY Chairman of the Board and Chief Executive Officer

COMFORT SYSTEMS USA, INC.
675 Bering, Suite 400
Houston, Texas 77057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2010

        Notice is hereby given that the 2010 Annual Meeting of Stockholders (the "Annual Meeting") of Comfort Systems USA, Inc., a Delaware corporation (the "Company"), will be held at 675 Bering Drive, Suite 165, Houston, Texas 77057 at 10:00 a.m., on Tuesday, May 18, 2010 for the following purposes:

  1.
  To elect eight (8) directors to serve until the 2011 Annual Meeting of Stockholders;

  2.
  To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company's auditors for 2010; and

  3.
  To transact any other business that may properly come before the Annual Meeting.

        We are not aware of any other business to come before the Annual Meeting. Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed. Stockholders of record at the close of business on April 7, 2010 are entitled to notice of and to vote at the Annual Meeting. In the event there are not enough votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By Order of the Board of Directors,

TRENT T. MCKENNA Corporate Secretary

Houston, Texas
April 16, 2010

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE EITHER FOLLOW THE DIRECTIONS FOR PHONE OR INTERNET VOTING ON YOUR PROXY CARD OR SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

COMFORT SYSTEMS USA, INC.

Annual Meeting of Stockholders
May 18, 2010

PROXY STATEMENT

GENERAL MEETING INFORMATION

Why am I receiving this proxy statement?

        The enclosed proxy is solicited by the Board of Directors of Comfort Systems USA, Inc. (the "Company") for the 2010 Annual Meeting of Stockholders (the "Annual Meeting"), to be voted at the Annual Meeting. This proxy statement and the enclosed proxy are first being provided to stockholders on or about April 16, 2010.

When and where is the 2010 Annual Meeting of Stockholders?

        The Annual Meeting will be held at 675 Bering Drive, Suite 165, Houston, Texas 77057 at 10:00 a.m. on Tuesday, May 18, 2010, and at any reconvened meetings after any adjournments thereof.

Who can vote?

        The holders of record of shares of the Company's common stock, $.01 par value per share (the "Common Stock") at the close of business on April 7, 2010 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.

How do I vote?

        If you are a registered stockholder, you may vote in person at the Annual Meeting or by proxy. You may vote by proxy by providing your voting instructions by internet or telephone or by signing, dating and returning a proxy card. The instructions for each method of voting are on the proxy card.

        If you are a registered stockholder and wish to vote in person at the meeting, be sure to bring a form of personal picture identification with you. If your stock is held by a broker, bank or other nominee (in "street name") and you wish to vote in person at the meeting, in addition to picture identification, you should bring both (i) an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and (ii) a proxy issued in your name, which you must obtain from the record holder.

What are the voting rights of holders of Common Stock?

        Each share of Common Stock is entitled to one vote on each matter before the Annual Meeting.

What are my voting choices and what is the required vote?

        By giving us your proxy, you authorize the persons named on the proxy card to vote your shares in the manner you indicate at the Annual Meeting or at any adjournments or postponements thereof.

Proposal 1:    Election of Directors

        In the vote on the election of director nominees to serve until the 2011 Annual Meeting, stockholders may:

  (a)
  vote for all nominees;

  (b)
  withhold authority from the proxy holders to vote for all nominees; or

  (c)
  vote for all nominees except those specified.

        The Board recommends a vote FOR all nominees. If a quorum is present, the eight nominees for election as directors receiving the greatest number of votes properly cast at the Annual Meeting or at any adjournments or postponements thereof will be elected. As a result, a vote to withhold authority will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

Proposal 2:    Ratification of Auditors

        In the vote on whether to ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2010, stockholders may:

  (a)
  vote for ratification;

  (b)
  vote against the ratification; or

  (c)
  abstain from voting on the ratification.

        The Board recommends a vote FOR ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify the appointment of the independent auditors. Abstaining from voting on this matter will have the effect of a vote against ratification of the appointment of the independent auditors.

What constitutes a quorum?

        A quorum is the minimum number of shares required to hold a meeting. Consistent with Delaware law and the Company's Bylaws, a majority of the shares entitled to cast votes on a particular matter, present in person or represented by proxy, constitutes a quorum as to that matter. As of the Record Date, 38,015,482 shares of Common Stock, representing the same number of votes, were outstanding. Therefore, the presence of holders of Common Stock representing at least 19,007,742 votes will be required to establish a quorum.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and the accompanying Notice of Annual Meeting was sent directly to you by the Company.

        If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice of Annual Meeting was forwarded to you by your bank, broker, or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual

Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What happens if I do not give specific voting instructions?

        If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares FOR the nominees listed in Proposal 1 and FOR the ratification of the appointment of Ernst & Young LLP as the Company's auditors for 2010 in Proposal 2

        If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under New York Stock Exchange ("NYSE") rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters (including uncontested director elections). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter (including uncontested director elections), the organization that holds your shares will inform our election inspectors that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a "broker non-vote." When our election inspectors tabulate the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change my vote after I return my proxy card?

        Yes. A proxy may be revoked by a registered stockholder at any time before it is voted by (i) returning to the Company another properly signed proxy bearing a later date, (ii) delivering a written revocation to the Secretary of the Company no later than the close of business on May 17, 2010, or (iii) attending the Annual Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. If your stock is held in street name, you must follow the instructions of the broker, bank or nominee as to how to change your vote.

Who pays to prepare, mail and solicit the proxies?

        The Company will pay the expense of soliciting proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees as well as brokerage houses and other stockholders to solicit proxies personally and by mail and telephone. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals. Officers and employees of the Company will receive no compensation in addition to their regular salaries to solicit proxies.

Who tabulates the votes?

        Votes cast by proxy or in person at the Annual Meeting will be counted by two people appointed by the Company to act as election inspectors for the Annual Meeting.

Could other matters be decided at the Annual Meeting?

        We do not know of any matters that may be properly presented for action at the Annual Meeting other than Proposals 1 and 2. If other business does properly come before the Annual Meeting, the persons named in the proxy intend to act on those matters as they deem advisable. With respect to shares held in street name, the nominee may vote on those matters, subject to the NYSE's rules on the exercise of discretionary authority.

What happens if the Annual Meeting is postponed or adjourned?

        Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

How can I find the Company's governance documents, such as its corporate Governance Standards, director Independence Guidelines, Corporate Compliance Policy, and Board committee charters?

        All these documents can be found in the "Governance" section of our website—http://www.comfortsystemsusa.com. Please note that documents and information on our website are not incorporated into this proxy statement by reference. These documents are also available in print by writing to the Office of the General Counsel, 675 Bering, Suite 400, Houston, Texas 77057.

How can I receive a copy of the Annual Report?

        The Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K for the Company's year ended December 31, 2009, accompanies this proxy statement and may also be accessed through our website—http://www.comfortsystemsusa.com.

Where can I find the voting results of the Annual Meeting?

        We plan to announce the preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the "SEC") and make available on our website—http://www.comfortsystemsusa.com.

When and where will a list of stockholders be available?

        A list of stockholders of record will be available for examination at the Company's headquarters during ordinary business hours for the ten days prior to the Annual Meeting.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS

Board of Directors

        Eight directors will be elected at the Annual Meeting to serve for a one-year term expiring at the Annual Meeting of Stockholders expected to be held in May of 2011.

Information with Respect to Nominees for Director

        The nominees for election at the Annual Meeting are William F. Murdy, Darcy G. Anderson, Herman E. Bulls, Alfred J. Giardinelli, Jr., Alan P. Krusi, Franklin Myers, James H. Schultz, and Robert D. Wagner, Jr. (collectively the "Nominees").

        If elected, each Nominee has agreed to serve for a term of one year expiring at the 2011 Annual Meeting of Stockholders. It is expected that all of the Nominees will be able to serve, but if any Nominee is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee.

  Nominees

        Set forth below are the names, ages as of March 31, 2010, and principal occupations for at least the past five years of each of the Nominees and the names of any other public companies of which each is currently serving, or has served in the past five years, as a director:

WILLIAM F. MURDY, 68
Director, Chairman of the Board and Chief Executive Officer

        William F. Murdy, has served as our Chairman of the Board and Chief Executive Officer since June 2000. Prior to joining the Company, he was President and Chief Executive Officer of Club Quarters, a privately owned chain of membership hotels. From January 1998 through July 1999, Mr. Murdy served as President, Chief Executive Officer and Chairman of the Board of LandCare USA, a publicly traded commercial landscape and tree services company. LandCare USA was acquired in July 1999 by another publicly traded company specializing in services to commercial facilities and homeowners. From 1989 through December 1997, Mr. Murdy was President and Chief Executive Officer of General Investment and Development Company, a privately held real estate operating company. From 1981 to 1989, Mr. Murdy served as the Managing General Partner of the Morgan Stanley Venture Capital Fund. From 1974 to 1981, Mr. Murdy served as the Senior Vice President, among other positions, of Pacific Resources, Inc., a publicly traded company involved primarily in petroleum refining and marketing. Mr. Murdy also serves on the Board of Directors of UIL Holdings Corporation and Kaiser Aluminum Corporation. Mr. Murdy is a graduate of the United States Military Academy at West Point and of the Harvard Business School.

        Mr. Murdy has more than 30 years of public and private company operating experience, including significant experience in the construction and business services field. He has served as Chairman and/or Chief Executive Officer of several private and public companies and has significant experience serving on public company boards.

DARCY G. ANDERSON, 53
Director

        Darcy G. Anderson has served as a Director of the Company since March 2008. Since April 2009, Mr. Anderson has served as Vice Chairman of Hillwood, a real estate, oil and gas, and investments company. From November 2000 until April 2009, Mr. Anderson served as Chief People Officer and Vice President for Perot Systems Corporation, an information technology services and consulting firm. Prior to joining Perot Systems, Mr. Anderson held various positions at Hillwood Development Corporation beginning in 1987, including Senior Vice President for Corporate Affairs and Chief Operating Officer. Mr. Anderson also served as president of Hillwood Urban, overseeing all of the operations and development for the company's Victory project and the new American Airlines Center in downtown Dallas. He also served in various leadership roles for the Perot '92 Presidential Campaign. Mr. Anderson joined Electronic Data Systems (EDS) in 1983 working in recruiting management. Prior to his employment with EDS, Mr. Anderson completed five years of active duty in the United States Army Corp of Engineers. He is a Director for the West Point Association of Graduates. Mr. Anderson is a graduate of the United States Military Academy at West Point.

        Mr. Anderson has significant experience and knowledge of real estate development, human resources and leadership development practices, energy efficiency, corporate facilities management, and information technology services.

HERMAN E. BULLS, 54
Director

        Herman E. Bulls has served as a Director of the Company since February 2001. Since September 2001, Mr. Bulls has served as Chief Executive Officer and President of Bulls Advisory Group, a real estate consulting and advisory firm, and serves as Chairman—Public Institutions of Jones Lang LaSalle, an international full-service real estate firm. Mr. Bulls is also President and CEO of Bulls Capital Partners, a joint venture between Bulls Multifamily, LLC and Goldman Sachs, which provides multifamily finance under the Fannie Mae Delegated Underwriting and Servicing (DUS®) program. From September 2000 until August 2001, Mr. Bulls served as Executive Vice President and Chief Operating Officer of one of the nation's largest Fannie Mae multifamily lenders. From March 1998 to September 2000, Mr. Bulls was a Managing Director for Jones Lang LaSalle, an international full service real estate firm. From 1989 until 1998, he held several positions with the predecessor organization, LaSalle Partners. Prior to his employment with Jones Lang LaSalle, he served over eleven years of active duty service with the United States Army. Mr. Bulls is a retired Colonel in the Army Reserve. Mr. Bulls is Vice Chair of the Board of Directors of the West Point Association of Graduates, serves as a member of the Real Estate Advisory Committee for New York State Teachers' Retirement System, one of the largest retirement systems in the United States, and serves on the Board of Directors of Rasmussen, Inc. Mr. Bulls is a graduate of the United States Military Academy at West Point and of the Harvard Business School.

        Mr. Bulls has decades of real estate and finance experience with a particular knowledge of team building and strategic development.

ALFRED J. GIARDINELLI, JR., 62
Director

        Alfred J. Giardinelli, Jr., one of the original founders of the Company, has served as a Director of the Company since June 1997. Since 1982, Mr. Giardinelli has been the President of Eastern Heating & Cooling, Inc., a New York corporation that is a wholly owned subsidiary of the Company. Mr. Giardinelli is a graduate of Florida State University.

        Mr. Giardinelli has 38 years of experience in the construction industry and has been involved in the formation and growth of the Company since its inception. As President of one of the Company's operating subsidiaries, Mr. Giardinelli provides the Board a unique and valuable perspective on the construction business.

ALAN P. KRUSI, 55
Director

        Alan P. Krusi has served as a Director of the Company since March 2008. Mr. Krusi is Executive Vice President for Corporate Development of AECOM Technology Corporation. From 2003 until 2009 Mr. Krusi served as President of Earth Tech, Inc., an engineering, consulting and construction services firm owned by Tyco International. From 2002 to 2003, Mr. Krusi served as CEO of RealEnergy, Inc., a company providing on-site cogeneration to commercial and industrial customers. From 1999 to 2002, Mr. Krusi served as President of the Construction Services division of URS Corporation, where he oversaw an international construction services business specializing in construction management and program management of large public infrastructure projects. Prior to his employment with URS, and over a period of 22 years, Mr. Krusi held a number of technical and management positions within the engineering and construction industries. Mr. Krusi is a graduate of the University of California at Santa Barbara and is a Registered Geologist, Certified Engineering Geologist and Licensed General Contractor in the State of California.

        Mr. Krusi has more than 30 years of experience in the construction and engineering industries, including experience in executive management positions for public companies.

FRANKLIN MYERS, 57
Director

        Franklin Myers has served as a Director of the Company since May 2005. From April 2008 until March 2009, Mr. Myers served as Senior Advisor for financial and merger and acquisition matters for Cameron International Corporation, a global provider to the oil & gas and process industries. Mr. Myers served as the Senior Vice President of Finance and Chief Financial Officer of Cameron International Corporation from 2003 to 2008. From 1995 to 2003, Mr. Myers served at various times as Senior Vice President and President of a division within Cooper Cameron Corporation as well as General Counsel and Secretary. Prior to joining Cooper Cameron Corporation in 1995, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated, and an attorney and partner at the law firm of Fulbright & Jaworski. Mr. Myers currently serves on the Board of Directors of Ion Geophysical Corporation, Seahawk Drilling Company, and Frontier Oil Corporation. Currently, Mr. Myers is an operating advisor to Paine and Partners, a private equity firm. Mr. Myers holds a Bachelor of Science, Industrial Engineering, from Mississippi State University and a J.D. degree, with honors, from the University of Mississippi.

        Mr. Myers has several decades of public company experience, with a particular knowledge of operations, financial management, and legal affairs. Additionally, Mr. Myers has significant experience serving on other public company boards.

JAMES H. SCHULTZ, 61
Director

        James H. Schultz has served as a Director of the Company since November 2002. He retired from the American Standard Companies in 2001, where he had worked for 31 years. Mr. Schultz served as President of the Trane Commercial Air Conditioning Group, a division of the American Standard Companies, from 1998 to 2001. Prior to that time he served in various other capacities, including Executive Vice President. Mr. Schultz served on the Board of Directors for Goodman Global, Inc. from 2006 to 2008. Mr. Schultz has been Chair and a Board member of the Air Conditioning and Refrigeration Institute, and serves on The Engineering College Industry Advisory Board. Mr. Schultz is also a Board Member of Twin City Fan and currently serves on the Iowa State University Engineering College and Industry Advisory Board. Mr. Schultz is a graduate of Iowa State University.

        Mr. Schultz has extensive experience related to the manufacture, sale, service, and installation of HVAC equipment and performance contracting. As President of the Trane Commercial Air Conditioning Group, Mr. Schultz had complete responsibility for the division's profit and loss statements. He is very knowledgeable about the Company's industry.

ROBERT D. WAGNER, JR., 68
Director

        Robert D. Wagner, Jr. has served as a Director of the Company since April 2001. He is currently a Principal and Advisory Director of Rivington Capital Advisors LLC, which provides advisory services and private equity and debt placement for independent oil and gas producers. Mr. Wagner previously served as a Managing Director of Bankers Trust/BT Alex Brown in their Energy Corporate Finance Group. He also was Executive Vice President of First City National Bank of Houston's energy division, and later, the special loans division. Mr. Wagner served on the Board of Directors of Electric City Corp. from 2001 until 2005. Mr. Wagner is a graduate of Holy Cross College and the Graduate School of Business at New York University.

        Mr. Wagner has 40 years of experience in banking and corporate finance. His experience lends unique insights into the Company's financial management as well as its banking and other financial arrangements with the capital markets.

The Board of Directors recommends that stockholders vote FOR the Directors listed above in Proposal Number 1.

 Meetings of the Board of Directors and Committees

        During the year ended December 31, 2009, the Board of Directors of the Company held six regular meetings and three special meetings. At each regularly scheduled meeting of the Board, the non-management directors, each of whom is independent, met separately from management in executive session under the direction of Mr. Myers, the Chair of the Audit Committee and Lead Director. All members of the Board of Directors are encouraged to attend the Annual Meeting; all members of the Board of Directors attended last year's meeting. The Board of Directors has determined that the Chair of the Audit Committee will preside at all executive sessions. Additional information regarding the determination of director independence is set forth below under "Corporate Governance—Independence." Each director attended at least 75% of the meetings of the Board and the Board committees of which he was a member that took place during his term of office.

        The Board of Directors has several committees. Each of these committees and their members are described below. The Board has adopted a written charter for each of these committees which, together with the Board's Governance Standards and Independence Guidelines, are available on the Company's website at http://www.comfortsystemsusa.com, or by writing to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering, Suite 400, Houston, Texas 77057.

        Audit Committee.    The Audit Committee, which held eight regular meetings during 2009, reviews with management and the independent auditors the Company's annual financial statements, the scope of the audit, any comments made by the independent auditors and such other matters as the committee deems appropriate. In addition, the Audit Committee reviews the performance and retention of the Company's independent auditors and reviews with management those matters relating to compliance with corporate policies, as the committee deems appropriate. The Audit Committee reviews and reassesses the adequacy of its charter every year and has done so for 2010.

        The members of the Audit Committee are Messrs. Myers, Krusi, Schultz and Wagner, none of whom are an executive officer or employee of the Company, nor has any been at any time while serving on the committee. The Board of Directors has determined that the committee consists entirely of directors who meet the independence requirements of the NYSE's listing standards, the Board's Independence Guidelines (discussed below at "Corporate Governance—Independence") and the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Board has determined that each member of the Audit Committee is financially literate, and based on accounting or related financial management expertise, that each of Messrs. Myers, Krusi, Schultz, and Wagner are "audit committee financial experts."

        Compensation Committee.    The Compensation Committee, which held three regular meetings during 2009, establishes and administers the Company's executive compensation program and reviews and advises the Board of Directors with respect to major organizational changes, leadership development and leadership succession, excepting succession of the Chief Executive Officer, which is overseen by the Governance and Nominating Committee. The Compensation Committee establishes and regularly reviews the compensation levels of executive officers and other key managers, and reviews incentive awards. The members of the committee are Messrs. Anderson, Bulls, Krusi, and Myers, none of whom are an executive officer or employee of the Company, nor has any been such at any time while serving on the Compensation Committee. The committee has the authority to hire a professional consultant to review and analyze the Company's compensation programs. Since 2007, the committee has retained Towers, Perrin, Forster & Crosby, Inc. to analyze the Company's compensation programs; further, as discussed below in the section titled "Compensation Discussion and Analysis" the Compensation Committee also consults with executive management in developing compensation plans for the Company. The Board of Directors has determined that the Compensation Committee consists entirely of directors who meet the independence requirements of the NYSE listing standards, the Board's Independence Guidelines and the rules and regulations under the Exchange Act.

        Governance and Nominating Committee.    The Governance and Nominating Committee, which held two regular meetings during 2009, evaluates the structure and membership of the Board of Directors, evaluates candidates for nomination to the Board of Directors as appropriate with an emphasis on diversity of viewpoint and professional experience, reviews the compensation structure for the non-employee directors and the frequency and content of meetings, establishes and reviews the Company's succession plan for its Chief Executive Officer, and makes recommendations to the Board of Directors on all such matters. Although the committee does not have a formal diversity policy, the committee works to maintain a Board that is diverse in viewpoint and professional experience. The committee periodically examines the composition of the Board of Directors to ensure that the Board, taken as a whole, has the necessary skills and experience to steer the Company toward its stated objectives. Directors are nominated or elected by the Board, and stockholders may nominate directors as described further in "Corporate Governance—Director Nomination by Stockholders." The committee identifies Board candidates through a variety of formal and informal channels. The committee has the authority to hire a professional search firm to help identify candidates with specific qualifications, although it has no current engagement with any such firm. The members of the committee are Messrs. Wagner, Anderson, Bulls, and Schultz, each of whom the Board has determined to meet the independence requirements of the NYSE listing standards, the Board's Independence Guidelines and the rules and regulations under the Exchange Act.

        Finance Committee.    The Finance Committee, which held no meeting in 2009, is authorized by the Board of Directors to consult with management and advise the Board on all matters pertaining to the Company's capital structure and certain acquisitions. The members of the committee are Messrs. Murdy, Giardinelli, Krusi, and Myers. Mr. Ross and Ms. Anderson serve as advisory members of the Finance Committee.

Corporate Governance

        The Board of Directors believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board believes promote this purpose, are sound practices, and represent best practices. The Board continually reviews these governance practices, Delaware law (the state in which the Company is incorporated), the rules and listing standards of the NYSE and SEC regulations, and best practices suggested by recognized governance authorities. The corporate Governance Standards are posted under the "Governance" tab of the Company's website at http://www.comfortsystemsusa.com and are also available upon request to the Office of the General Counsel, 675 Bering, Suite 400, Houston, Texas 77057.

  Code of Ethics

        The Company adopted the Compliance Policy in 1997, the year the Company was founded. That policy, with subsequent amendments, remains in effect and applies to the Company's directors, officers and employees who are subject to disciplinary action, including termination, for violations of the policy. The policy forms the basis of the Company's ethics and compliance program and covers a wide range of areas. Many Company policies are summarized in the Compliance Policy including conflict of interest, insider trading, confidentiality, and compliance with all laws and regulations applicable to the conduct of the Company's business. Any amendments to the Compliance Policy or the grant of a waiver from a provision of the policy requiring disclosure under applicable SEC rules will be disclosed to the public. The Compliance Policy is posted under the "Governance" tab of the Company's website at http://www.comfortsystemsusa.com and is also available upon request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering, Suite 400, Houston, Texas 77057.

  Independence

        The Board of Directors has adopted Independence Guidelines to assist it in making independence determinations relating to members of the Board. The criteria are consistent with the NYSE listing standards regarding director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship, directly or indirectly with the Company. The Independence Guidelines are published on our website at http://www.comfortsystemsusa.com, and are also available by written request to Comfort Systems USA, Inc., Office of the General Counsel, 675 Bering, Suite 400, Houston, TX 77057.

        The Company's Board of Directors has considered the independence of its members in light of the Independence Guidelines and the rules and regulations under the Exchange Act, including each director's affiliations and relationships, and has determined that Messrs. Anderson, Bulls, Krusi, Myers, Schultz, and Wagner, who together constitute a majority of the Board, qualify as independent directors of the Company.

  Operators as Advisory Directors

        Beginning in 2007, the Board of Directors invited two of the Company's subsidiary presidents, Katherine Teitel and Joseph Nichter, Jr., to attend meetings of the Board. In 2009, the Board of Directors invited Steve P. Ross and Kimberlee L. Anderson to replace Ms. Teitel and Mr. Nichter as advisory directors. Mr. Ross is the President of North American Mechanical, Inc., and Ms. Anderson is the President of Comfort Systems USA (Southeast), Inc. By attending the Board's meetings, Mr. Ross and Ms. Anderson provide the directors insight into the Company's daily operations and current industry trends. As advisors to the Board, Mr. Ross and Ms. Anderson do not vote on proposals before the Board and do not have a significant policy-making function. The Board intends to rotate these positions regularly so that other operators of the Company will be provided the opportunity to serve as advisors to the Board.

  Director Nomination by Stockholders

        The Board of Directors will consider director candidates recommended by stockholders for inclusion on the slate of directors nominated by the Board. Any stockholder may submit one candidate for consideration in conformity with the Bylaws and as set forth hereafter under the caption "Stockholder Proposals." Stockholders desiring to recommend a candidate must submit the recommendation to the Governance and Nominating Committee c/o the Corporate Secretary, Comfort Systems USA, Inc., 675 Bering, Suite 400, Houston, Texas 77057. If a nominating stockholder is not a record holder, the stockholder must provide the same evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

        At the time the nominating stockholder submits the recommendation, the candidate must submit all personal information that the Company would be required to disclose in a proxy statement in accordance with Exchange Act rules. In addition, at that time the candidate must:

  •
  Certify that he or she meets the requirements to be: (a) independent under the NYSE's listing standards and the Board's Independence Guidelines, (b) a non-management director under Rule 16b-3 of the Exchange Act, and (c) an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations promulgated thereunder by the Internal Revenue Service;

  •
  Consent to serve on the Board of Directors, if nominated and elected; and

  •
  Agree to complete, upon request, a customary director's questionnaire.

        The Governance and Nominating Committee will evaluate any candidate recommended by a stockholder to determine whether he or she is highly qualified. Particular consideration will be given to those individuals who have substantial achievement in their personal and professional pursuits and whose talents, experience and integrity would be expected to contribute to the best interests of the Company and to long-term stockholder value. Without limitation, the committee recommends individuals who have a general management focus, have specialization in the Company's principal business activities or finance, have significant experience in issues encountered by public companies and who could contribute to the diversity of the Board. The committee evaluates candidates recommended by stockholders in the same way it evaluates candidates proposed from other sources.

  Communications with the Board of Directors

        Stockholders and other interested parties may communicate directly with the Board of Directors by writing to Comfort Systems USA, Inc., Board of Directors, 675 Bering, Suite 400, Houston, Texas 77057. The Chairman of the Board will review these communications and will determine appropriate steps to handle them. A stockholder wishing to communicate directly with the non-management members of the Board may address the communication to "Non-Management Directors, c/o Board of Directors" at the address listed above. These communications will be handled by the Chair of the Audit Committee, who is currently designated to preside at meetings of non-management directors. Finally, communications can be sent directly to individual directors by addressing letters to their individual name, c/o the Board of Directors, at the address listed above.

  Board Leadership Structure and the Board's Role in Risk Oversight

        The Board has determined that it is currently in the best interest of the Company for the position of Chairman of the Board to be filled by the Company's Chief Executive Officer and believes that the Company benefits from the cohesive and consistent leadership resulting from this structure. Since June 2000, the positions of Chairman of the Board and Chief Executive Officer have been held by William F. Murdy. The Board believes that this structure facilitates communication between the Board and management, creates the most efficient and productive relationship between the Board's strategic role and management's control of daily operations, and uses Mr. Murdy's knowledge of the Company's business and industry to the Company's best advantage.

        To ensure a strong and independent Board of Directors, the Company also has a Lead Director. The Chair of the Audit Committee is designated to serve as Lead Director. Accordingly, Mr. Myers is currently Lead Director. The Lead Director presides at executive sessions of the Board, serves as the liaison between the Chairman of the Board and the other directors, and advises the Chairman of the Board with respect to the schedule, agenda and information for Board meetings.

        In connection with its annual self-evaluation, the Board considers whether the current leadership structure continues to be appropriate for the Company. The Board believes that directors should be responsive to the Company's evolving circumstances and objectives, and accordingly adapt the Board's leadership structure when necessary.

        The Company's full Board of Directors is actively involved in overseeing the Company's risk management process. A group of the Company's top executives serve on a committee (the "Risk Committee") that is directly responsible for the Company's risk management process. The Company's Chief Executive Officer is a member of the Risk Committee, but the Risk Committee is not a committee of the Board and no other directors are members. The Risk Committee meets at least annually to define and improve the risk-mapping process and presents comprehensive reports directly to the Board of Directors. Any risks that are identified through the Company's compliance and ethics program are included in the Risk Committee's processes. Additionally, each Board committee considers risks that fall within its areas of responsibilities.

Director Compensation for 2009

        Each director who is not an employee of the Company or one of its subsidiaries receives a quarterly retainer of $7,500 ($8,500 if the director chairs a committee or $10,000 if the director chairs the Audit Committee). Directors receive $3,000 for attendance at each Board meeting, $2,000 for each committee meeting (unless held on the same day as a Board meeting or other committee meeting, in which case the director is only paid for one of the meetings occurring on that date), and $1,000 for each telephonic meeting or telephonic attendance at a meeting. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with Board and committee meetings.

        The Company's Amended and Restated 2006 Equity Compensation Plan for Non-Employee Directors, which was adopted by the Board of Directors and approved by stockholders in May 2008, provides that each non-employee director who continues in office or is first elected at an annual stockholder meeting receives a grant of 5,000 shares of Common Stock, vesting immediately upon grant. The Board has adopted stock ownership guidelines that require directors to own not less than (i) 1,000 shares of stock within ninety days of their initial election as a director; (ii) 10,000 shares by the second anniversary of the director's election; and (iii) 20,000 shares by the later of November 16, 2010 or the fourth anniversary of the director's initial election. All directors currently comply with these ownership requirements.

        Directors who are employees of the Company or one of its subsidiaries receive no additional compensation for serving as directors. The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company's non-employee directors during 2009.

Name(1)	Director Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Director Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Darcy G. Anderson	$55,000	$44,750	$0	$0	$0	$99,750
Herman E. Bulls	$53,000	$44,750	$0	$0	$0	$97,750
Alan P. Krusi	$56,000	$44,750	$0	$0	$0	$100,750
Franklin Myers	$66,000	$44,750	$0	$0	$0	$110,750
James H. Schultz	$56,000	$44,750	$0	$0	$0	$100,750
Robert D. Wagner, Jr.	$59,000	$44,750	$0	$0	$0	$103,750

(1)
Messrs. Murdy and Giardinelli also serve as members of the Board, but as employees of the Company or one of its subsidiaries, receive no additional compensation for their service. Mr. Ross and Ms. Anderson, as advisors to the Board, receive no compensation for their service.

(2)
Represents grants of 5,000 shares of Common Stock subject to immediate vesting. For a discussion of valuation assumptions, see Note 15 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
The Company maintains a visiting director's office for all members of the Board at its headquarters in Houston, Texas. The office is available on a first-come-first-served basis for all directors. In accordance with SEC regulations, perquisites that in the aggregate total less than $10,000 are not required to be disclosed.

PROPOSAL NUMBER 2
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has re-appointed Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2010. Ernst & Young LLP was the Company's independent auditor for the year ended December 31, 2009.

        We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

        The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2010. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but it still may decide to retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and its stockholders.

Relationship with Independent Auditors

        The Audit Committee has selected Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2010. Ernst & Young LLP acted as independent auditors for the Company for the year ended December 31, 2009. Fees to the Company and its subsidiaries for professional services rendered by Ernst & Young LLP during 2009 and 2008 were as follows:

Description	2009	2008
Audit Fees	$1,090,957	$1,605,081
Audit-Related Fees	$0	$0
Tax Fees	$34,310	$33,490
All Other Fees	$0	$1,624

        In 2008 and 2009, services under the caption "Tax Fees" consisted principally of fees related to tax advice. In 2008, services under the caption "All Other Fees" consisted principally of a subscription to accounting research software.

        The Audit Committee has established pre-approval policies and procedures applicable to all services provided by the Company's independent auditors to the Company, pursuant to which the committee reviews for approval each service expected to be provided by the independent auditors, and is provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the auditors. In 2009, one hundred percent of the fees paid to the Company's auditors were approved by the Audit Committee. Pre-approvals include pre-approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Any proposed service that would exceed pre-approved cost levels or budgeted amounts also requires pre-approval. Substantive changes in terms, conditions, or fees resulting from changes in the scope, structure or other items regarding pre-approved services will also be pre-approved if necessary. The pre-approvals may include services in categories of audit services (including consultation to support such audits), audit-related services (items reasonably related to the performance of the audit or review of the financial statements), tax services (tax compliance, tax planning, and tax advice), and other services (services permissible under the SEC's auditor independence rules, typically routine and recurring type services that would not impair the independence of the auditor).

The Board of Directors recommends that
stockholders vote FOR Proposal Number 2.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information about the beneficial ownership of shares of Common Stock as of March 1, 2010 (i) individually by the Chief Executive Officer, each of the other executive officers of the Company in 2009 as named in the Summary Compensation Table (the "Named Executive Officers") and current directors and nominees of the Company, (ii) by all executive officers and directors of the Company as a group, and (iii) each person known to the Company as reported on schedules filed with the SEC to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner(s)(1)	Shares Owned as of March 1, 2010		Shares Subject to Options Which Are or Will Become Exercisable Prior to April 30, 2010		Total Beneficial Ownership		% of Class(2)
William F. Murdy	310,331	(3)	137,939	(4)	448,270		1.2%
Alfred J. Giardinelli, Jr	170,616	(5)	7,500	(6)	178,116		*
Thomas N. Tanner	53,910	(7)	38,603	(8)	92,513		*
William George	82,676	(9)	68,603	(10)	151,279		*
James H. Schultz	30,000		60,000	(11)	90,000		*
Herman E. Bulls	17,500		65,000	(12)	82,500		*
Franklin Myers	30,000		20,000	(13)	50,000		*
Brian E. Lane	60,158	(14)	39,832	(15)	99,990		*
Julie S. Shaeff	39,642	(16)	37,725	(17)	77,367		*
Trent T. McKenna	24,845	(18)	38,781	(19)	63,626		*
Robert D. Wagner, Jr.	28,500		20,000	(20)	48,500		*
Alan P. Krusi	17,000		0		17,000		*
Darcy G. Anderson	10,000		0		10,000		*

All executive officers and directors as a group (13 persons)	875,178		533,983		1,409,161		3.7%

Artisan Partners Holdings LP					4,048,300	(21)	10.7%
Artisan Investment Corporation
Artisan Partners Limited Partnership
Artisan Investments GP LLC
ZFIC, Inc.
Andrew A. Ziegler
Carlene M. Ziegler
Artisan Funds, Inc.
875 East Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202
Barrow, Hanley, Mewhinney & Strauss, LLC					1,966,700	(22)	5.2%
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201-2761
BlackRock Inc.					3,108,919	(23)	8.2%
40 East 52nd Street
New York, New York 10022
Goldman Sachs Asset Management, L.P.					2,235,704	(24)	5.9%
GS Investment Strategies, LLC
32 Old Slip
New York, New York 10005

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner(s)(1)	Shares Owned as of March 1, 2010	Shares Subject to Options Which Are or Will Become Exercisable Prior to April 30, 2010	Total Beneficial Ownership		% of Class(2)
JPMorgan Chase & Co.			2,165,728	(25)	5.7%
270 Park Avenue
New York, New York 10017
T. Rowe Price Associates, Inc.			2,061,274	(26)	5.4%
100 E. Pratt Street
Baltimore, Maryland 21202
The Vanguard Group, Inc.			2,442,993	(27)	6.4%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

*
Less than 1%.

(1)
Except as noted, the address of each person is c/o Comfort Systems USA, Inc., 675 Bering, Suite 400, Houston, Texas 77057.

(2)
Calculated using total outstanding shares as of February 26, 2010, which was 37,915,511 (excluding 3,207,854 shares held in treasury).

(3)
Includes 109,827 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting and 15,504 shares of Common Stock held in Mr. Murdy's 401(k) Plan account.

(4)
Includes 50,000 options with an exercise price of $2.25; 43,970 options with an exercise price of $11.94; 27,520 options with an exercise price of $13.15; and 16,449 options with an exercise price of $11.00.

(5)
Includes 1,600 shares of Common Stock held in a trust for Mr. Giardinelli's children.

(6)
Includes 7,500 options with an exercise price of $1.90.

(7)
Includes 48,211 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(8)
Includes 19,302 options at an exercise price of $11.94; 12,080 options at an exercise price of $13.15; and 7,221 options at an exercise price of $11.00.

(9)
Includes 45,518 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(10)
Includes 30,000 options with an exercise price of $6.38; 19,302 options at an exercise price of $11.94; 12,080 options at an exercise price of $13.15; and 7,221 options at an exercise price of $11.00.

(11)
Includes 10,000 options with an exercise price of $3.39; 10,000 options at an exercise price of $2.36; 10,000 options at an exercise price of $7.00; 10,000 options at an exercise price of $6.49; 10,000 options at an exercise price of $12.90; and 10,000 options with an exercise price of $13.51.

(12)
Includes 10,000 options with an exercise price of $2.43; 5,000 options at an exercise price of $4.24; 10,000 options at an exercise price of $4.77; 10,000 options at an exercise price of $7.00; 10,000 options at an exercise price of $6.49; 10,000 options at an exercise price of $12.90; and 10,000 options at an exercise price of $13.51.

(13)
Includes 10,000 options with an exercise price of $12.90 and 10,000 options at an exercise price of $13.51.

(14)
Includes 37,178 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(15)
Includes 3,750 options with an exercise price of $4.18; 10,000 options at an exercise price of $6.38; 12,039 options at an exercise price of $11.94; 7,580 options at an exercise price of $13.15; and 6,463 options at an exercise price of $11.00.

(16)
Includes 19,153 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting.

(17)
Includes 5,000 options with an exercise price of $4.18; 15,000 options at an exercise price of $6.38; 7,655 options at an exercise price of $11.94; 4,801 options at an exercise price of $13.15; and 2,869 options at an exercise price of $11.00.

(18)
Includes 17,245 shares of Common Stock issued pursuant to performance restricted stock grants that remain subject to tenure and performance vesting and 470 shares of Common Stock held in Mr. McKenna's 401(k) Plan account.

(19)
Includes 5,000 options with an exercise price of $6.64; 20,000 options at an exercise price of $6.38; 6,870 options at an exercise price of $11.94; 4,326 options at an exercise price of $13.15; and 2,585 options at an exercise price of $11.00.

(20)
Includes 10,000 options with an exercise price of $12.90 and 10,000 options with an exercise price of $13.51.

(21)
Share ownership information as of February 28, 2010 as reported in a Schedule 13G/A dated March 9, 2010.

(22)
Share ownership information as of December 31, 2009 as reported in a Schedule 13G dated February 8, 2010.

(23)
Share ownership information as of December 31, 2009 as reported in a Schedule 13G dated January 29, 2010.

(24)
Share ownership information as of December 31, 2009 as reported in a Schedule 13G/A dated February 12, 2010.

(25)
Share ownership information as of December 31, 2009 as reported in a Schedule 13G dated January 28, 2010.

(26)
Share ownership information as of December 31, 2009 as reported in a Schedule 13G dated February 11, 2010 filed by T. Rowe Price Associates Inc. ("Price Associates"). Price Associates has informed the Company that these securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(27)
Share ownership information as of December 31, 2009 as reported in a Schedule 13G dated February 8, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Company's Board of Directors has delegated to its Compensation Committee (referred to in this section simply as the "Committee") the duty of designing and overseeing the Company's executive compensation program. The Committee is comprised entirely of independent (pursuant to NYSE, SEC, and the Company's own Independence Guidelines) members of the Board. The Company's executive compensation program is designed to attract, motivate and retain talented executives so the Company can achieve its best results and maximize stockholder return. The program is rooted in principles of "pay-for-performance," and all executive and senior officers of the Company are eligible to participate in the same executive compensation plans that are available to the Company's Chief Executive Officer.

Compensation Philosophy and Objectives

        The Committee evaluates each element of the overall executive compensation plan to ensure that it helps meet the Committee's objectives of

  •
  holding cash compensation to a reasonable percentage of the Company's profits;

  •
  holding equity compensation to a reasonable percentage of the Company's total outstanding stock;

  •
  making certain that unnecessary and imprudent risks are avoided; and

  •
  minimizing turnover of senior-level Company employees.

        Against that backdrop, the Committee's philosophy is to:

  •
  pay competitive levels of salary and total compensation;

  •
  link executive pay to Company performance;

  •
  align the interests of management with the interests of stockholders; and

  •
  reward long-term results.

        To achieve these objectives, the Committee implements a "pay-for-performance" philosophy using the guiding principles that: (i) compensation should be incentive-driven, with both a short-term and long-term focus; (ii) a significant portion of pay for senior officers should be "at risk"; (iii) the most significant portion of annual incentive compensation should be tied to the overall performance of the company; and (iv) a portion of annual incentive compensation should be tied to individual performance criteria.

Elements of Compensation

        The Company's executive compensation program consists of five basic elements:

  •
  base salary;

  •
  annual incentive bonus tied to Company as well as individual performance;

  •
  long-term incentives;

  •
  health and related benefits; and

  •
  perquisites.

        While salaries, together with health and related benefits, are designed to provide basic compensation and financial stability to the executives, the purpose of annual cash bonuses is primarily to encourage the executives to focus on the execution of the Company's business strategy and plan for the current year. Long-term incentives, including equity awards, are designed to align executives' interests with those of stockholders and thereby (i) strengthen their concern for the welfare of the Company over the longer term and (ii) encourage them to remain with the Company. Unlike annual bonuses, which, as discussed below, focus on short-term Company and individual performance, the equity awards and long-term incentives focus on sustained results and growing stockholder value. Nominal perquisites are determined on an individual basis to attract or retain executives and to enhance morale.

        The Committee focuses on allocating compensation among these five elements so as to provide an appropriate mix of (i) short-term incentives and long-term incentives; (ii) cash compensation and equity compensation; and (iii) current compensation and other benefits. The Committee has previously retained an independent human resources consulting firm, Towers Perrin, to assist it in analyzing pay levels for the Company's senior officers and executives. Other than work Towers Perrin performs for the Committee, it does not provide any other consulting services for the Company. Although the Committee reviews the pay level of each executive relative to comparable survey data as established by Towers Perrin, it does not maintain specific percentile goals for compensation levels or the relative mix thereof, preferring instead to maintain maximum flexibility with regard to each executive's pay package. Due to the Company's unique position in its industry, the Committee believes there are no one-to-one comparables in the broader market; nevertheless, the Committee believes that the Company's executives are near the 25th percentile of comparable executive compensation based on data that compares the Company based on other companies with similar market caps and annual revenues.

        Management, led by the CEO, at least annually makes recommendations to the Committee regarding the establishment and modification of compensation packages for individuals in the Company's senior management. The Committee considers management's recommendations during its regularly scheduled sessions, and may choose to adopt the recommendations or modify them at the Committee's sole discretion.

        Based in part on the Committee's consultations with Towers Perrin during 2007 and 2008, the Committee noted an evolving trend away from employment agreements for executive officers. In accordance with its deliberations, the Committee concluded that canceling these agreements is an evolving "best practice." Accordingly, the Committee requested that all senior management agree to cancel their existing employment contracts. In response, in early 2008, all senior management, including the CEO, voluntarily agreed to cancel their employment contracts with the Company. However, the Committee believes that appropriate assurances should be given to attract and retain senior management and to permit them to focus fully on improving the Company's operations and long-term success. To provide this assurance, the Committee implemented a severance plan that recognizes the relatively more difficult employment transition that occurs upon the termination of employment of higher-paid individuals as well as having the Company enter into a change-in-control agreement with senior management. Since the implementation of these changes, members of senior management serve as at-will employees of the Company without any guaranteed period of employment.

  Base Salary

        The Committee determines base salary by considering several factors: (i) the executive's individual experience; (ii) the executive's previous job performance; and (iii) the executive's individual skills. Only after weighing the previous three factors does the Committee consider comparable indicators. The Committee uses management's performance assessments, Company performance, third-party evaluations, and its own analysis of job performance to set each executive's base salary at least annually.

  Annual Incentive Bonus

        The Committee has designed an annual executive incentive compensation plan that is cash-based and pays for performance. The annual incentive compensation consists of two distinct elements. In 2009, the principal element of the plan rewarded the achievement of earnings-per-share target thresholds (the "Objective Bonus"). The second smaller element of the plan rewarded the achievement of certain performance metrics individualized for each executive (the "Subjective Bonus").

  Objective Standard

        The Committee uses EPS in setting objective short-term bonus targets for the Company's named executives. At the beginning of each fiscal year, the Committee sets a threshold for EPS, a target for EPS, and a maximum EPS. In fiscal year 2009, the threshold was $0.60, the target was $0.80, and the maximum was $1.24. If the EPS threshold is not met, no objective portion of the bonus is awarded. This EPS threshold is a minimum target, which means that if the EPS threshold is exceeded, the assigned percentage for each named executive officer increases on a straight-line basis up to the maximum EPS target. The Committee establishes bonus levels among the named executive officers by assigning certain base salary percentages. The senior named executive officers (Messrs. Murdy, George and Lane, and, for fiscal year 2009, Mr. Tanner) are assigned greater base salary percentages than junior named executive officers (Ms. Shaeff and Mr. McKenna). For fiscal year 2009, the base salary percentages for the senior named executive officers were: threshold—36%; target—90%; and maximum—135%. For the junior named executive officers, the base salary percentages were: threshold—12%; target—30%; and maximum—45%. The maximum base salary percentage related to the objective bonus for all named executive officers in fiscal year 2009 was 135%. Once set, the Committee has never previously adjusted the assigned base salary percentages during the fiscal year; however, the Committee annually reserves the right to adjust these percentages if it believes that an adjustment is in the best interests of the Company.

        In setting the EPS target threshold, the Committee reviews management's recommendations and then considers the Company's historical financial performance as well as projections for the industry and other competing companies' historical financial performance and projections. The Committee strives to set EPS target thresholds that are aggressive but attainable with the intention that the named executive officers will be encouraged to strive for continued improvements in Company performance, ultimately benefiting the stockholders of the Company, and to continue that push even after the EPS target threshold has been met. The Committee believes that the added value the Company and its stockholders enjoy with each movement of EPS above the EPS threshold is sufficient to justify the proportionate bonus increases to the named executive officers. To determine the assigned percentages for each named executive officer, in addition to historical and projected Company financial performance, the Committee considers the degree to which a named executive officer's efforts and job function are expected to influence and contribute to the Company's financial performance. Senior named executive officers are considered to have greater influence and control over Company financial performance, and, therefore, are assigned greater percentages than the junior named executive officers. The Committee includes the CEO at the same level as the other senior named executive officers to emphasize the need for collaboration and a team effort among the senior named executive officers to achieve the Company's financial performance goals.

  Subjective Standard

        In addition to and independent of the objective portion of the annual cash bonus, each executive is eligible to receive a bonus based upon the subjective assessment of their achievement of personal performance goals and objectives.

        At the beginning of each fiscal year, each named executive officer, other than our CEO, meets with their direct supervisor to discuss and identify individual performance goals and objectives for the upcoming year. While these goals and objectives vary depending on the roles and responsibilities for each named executive officer, typical goals and objectives for these officers generally include expanding service capability, increasing design and build expertise, improving operating efficiencies, implementing cost savings measures, increasing net revenue, strengthening the safety culture, pursuit and procurement of progressive technology to assist in business activities, managing and maintaining capital expenditures within budgetary constraints, providing mentoring to supervisees, resolving operational issues, reducing turnover by retaining high-quality employees, implementing programs to increase company-wide efficiencies, and accomplishing various other managerial and operational tasks. The Committee considers the achievement of the Company's overall performance goals for a given year to be the individual performance goals of the CEO for such year.

        The named executive officer's direct supervisor will present his or her evaluation of the level of achievement of these goals to the Committee the following year. In addition, each named executive officer will receive performance feedback from their respective direct supervisors throughout the year and a formal performance review at the end of each year at which time the named executive officer and his or her direct supervisor will evaluate the executive's satisfaction of the individual performance goals. The Committee places significant emphasis on the direct supervisor's evaluation of each named executive officer in making all compensation decisions regarding these named executive officers, particularly in awarding the subjective portion of the annual cash bonus. Throughout the year, the Committee may also consider any significant individual contributions of the named executive officers and such executive's overall effectiveness.

        In executive session, the Committee reviews and discusses the direct supervisor's recommendations for each named executive officer (or, in the case of Mr. Murdy, reviews the Committee's evaluation of his performance over the past year), significant individual contributions and such executive's overall effectiveness. In the Committee's sole discretion, based on its subjective valuation of these factors, the Committee will award a bonus to the named executive officer within a set percentage range of such executive's annual base salary. For Messrs. Murdy, George, Lane and Tanner, the range is 0 to 10% of their annual base salary, for Ms. Shaeff and Mr. McKenna the range is 0 to 20% of such executive's annual base salary. Including a subjective portion in the bonus allows the Committee to recognize individual contributions, which the Committee believes provides an incentive to the named executive officers to push themselves and their departments to perform above expectations, while also creating an element of accountability for inadequate performance.

        The Committee believes that objective measures such as EPS when joined together with an additional component to reflect individual achievement are appropriate measures for determining annual incentive bonuses. This two-part framework provides the executives with incentives to both achieve favorable results and sustain long-term growth for the Company, yet maintains the Committee's flexibility to award outstanding individual performance.

  Long-term Incentives

        Long-term incentive awards provided by the Company consist of (i) stock options and (ii) performance stock awards (the Company has previously referred to these equity grants as "restricted stock awards," but these grants are more accurately referred to as "performance awards"). These grants are performance-based and longevity-based. The Committee designs its long-term incentive awards to ensure that incentive compensation reflects the ongoing profitability of the Company and the performance of the Company's Common Stock. The Committee believes that these awards promote a long-term view and further align the executives' interests with those of stockholders.

  Stock Options

        The Committee believes that stock options serve a valuable purpose in aligning management's interests with stockholders' interests. All stock option awards vest over time; as such, they serve as a retention device as well as an incentive for Company performance. The Company generally receives an income tax deduction when an executive exercises a stock option.

        The Company has never timed grants of options in coordination with the release of non-public information nor has it timed its release of non-public information for the purpose of affecting the value of executive compensation. In August of 2006, the Committee adopted policies further clarifying its procedures for pricing stock option grants. These policies codified the Company's past practices and further ensured that stock option grants would continue to be priced on the date of grant. The policies require that all grants are priced as of the closing market price on the date of the Committee's meeting authorizing the grant or the closing market price on the date that the final signed consent authorizing a grant of equity is received in the Company's offices. The Committee considers management recommendations when determining the number of options to be granted to employees. During 2009, the Committee granted options to the Named Executive Officers. The grants were made and priced equal to the closing price of the Company's stock on the day the Committee approved the award.

  Performance Stock Awards

        The Committee makes each of its performance stock awards contingent upon Company performance measures as well as longevity vesting. These awards provide executives with an opportunity to earn shares of Company Common Stock if the Company achieves certain performance metrics and if the executive continues to be employed by the Company during the relevant vesting period.

        During 2009, all of the performance stock awards were performance as well as longevity based. The Committee believes that it is appropriate to award performance stock to executives because these awards are complementary to, and therefore provide different incentives than, stock option awards in two respects: first, the shares are only earned if the Company achieves certain performance targets; second, the performance stock awards provide incentive and retention even in a down market so long as the Company continues to meet solid performance metrics. The Committee believes that share price is not always indicative of the Company's true performance, and the Committee feels that so long as the Company continues to meet certain performance criteria, performance stock awards serve to offset the somewhat unpredictable nature of the Company's stock price. The Company receives an income tax deduction when an executive recognizes taxable income from performance stock.

        All awards in 2009 were granted on a three-year equal vesting schedule, and the awards vest only if the Company meets certain performance requirements prior to each vesting period. Once the Company's performance threshold is met, the awards vest on a sliding scale from 0 to 100 percent of the portion scheduled to vest of the total award of performance stock based on the Company's achievement of performance thresholds on a straight-line basis. For example, an executive receiving an award of 3,000 shares could have 1,000 shares vest on the first vesting date, fail to have 1,000 shares vest on the second vesting date, but then the Company could improve performance and have the final 1,000 shares vest based on the Company meeting required performance targets. The Committee chooses performance measures that it believes best capture the elements of Company performance that the senior executive team can most effectively control, and the Committee feels that the chosen performance measures will create greater stockholder value in the long term. The Committee has never amended the performance requirements after an award has been granted. Prior to 2009, dividends were paid on all shares of performance stock prior to vesting. Beginning in 2009, the Committee began to require that dividends be accrued but not paid until vested, and if the performance stock fails to vest, no dividends will be paid. All grants prior to 2009 will continue to pay any earned dividends.

  Relative Size of Major Compensation Elements

        The combination of base salary, annual incentive awards and long-term incentive awards comprise total direct compensation. In setting executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

  Health and Related Benefits

        The Company's health and related plans include medical, dental, life, disability, eligibility to participate in the Company's 401(k) retirement plan, and accidental death and dismemberment coverage. The Company's health and related benefit programs are designed to be competitive with other similarly sized and situated companies. The plans offered to executive officers are offered through broad-based plans applicable to all employees. Within the Company's 401(k) retirement plan, the Company matches an employee's pre-tax contributions to the plan at a rate of 50% of up to 5% of an employee's annual pay or up to the maximum allowed contribution pursuant to 401(k) regulations.

  Perquisites

        The Company provides an extremely limited number of perquisites to certain Named Executive Officers that are not provided to other employees. The Committee has awarded the bulk of these benefits to Messrs. Murdy, Tanner, and Lane in order to compensate them for having to commute to the Company's headquarters in Houston, Texas. In addition to these specific benefits, the Named Executive Officers are beneficiaries of increased levels of disability coverage that are only available to senior executives of the Company. The Company pays these increased premiums on behalf of the executives. The Company also provides reimbursements for certain fitness, country and professional clubs.

Rule of 75

        Beginning in 2008, the Company began issuing equity grants subject to the Rule of 75, which provides that if an executive retires from the Company at a time when the sum of his or her age and his or her years of service at the Company is greater than or equal to 75, then upon the executive's retirement, the executive will have been deemed to have satisfied the continuous employment requirement for any equity grant to vest. Pursuant to the Rule of 75, all equity grants will continue to vest only if certain performance measures are satisfied, but the requirement that the executive be employed by the Company at the time of vesting will be deemed to be satisfied. The Rule of 75 does not apply to equity grants prior to 2008.

Change-in-Control and Severance Benefits

        The Company has provided each of the senior executives with severance as well as change-in-control benefits. These benefits are maintained to help ensure that the Company can retain talented executives as well as ensure that senior executives are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in senior executives' positions or standing in the Company. The Company believes that these benefits are reasonable and ultimately benefit stockholders.

        In 2008, the Committee terminated all executives' employment agreements and implemented a modest severance plan. In addition to providing outplacement assistance of up to $50,000 and reimbursing former executives' insurance premiums for continuing COBRA coverage under the Company's policies for up to 12 months if they do not have insurance coverage available through another employer, the plan provides for the Company's payment of the following lump-sum amount if an executive's employment is terminated by the Company without cause (as defined), and not due to death or disability:

  •
  Two times current base salary plus bonus (i.e., the greater of the average bonus paid during the last three years or the current annual incentive bonus) for the Chief Executive Officer or the President;

  •
  One and one-half times such amounts for the Chief Financial Officer, Chief Operating Officer, or an Executive Vice President;

  •
  One times such amounts for the Chief Accounting Officer, Chief Legal Officer or General Counsel, and certain specified Senior Vice Presidents; and

  •
  One-half times such amounts for any other employees who have been subject to reporting under Section 16 of the Exchange Act at the Company or otherwise designated by the Committee to participate in the plan, but not at a different participation level.

        As part of the Company's termination of employment agreements, it also entered into change-in-control agreements with certain senior executives. The change-in-control agreements provide for payment to the executive upon a termination resulting in a change-in-control event or upon the executive's separation from the Company for the twelve-month period following a change-in-control event. These agreements provide for the Company's payment of the following lump-sum amount to an executive upon a change-in-control event that results in his or her resignation from the Company:

  •
  Three times current base salary plus bonus (i.e., the greater of the average bonus paid during the last three years or the current annual incentive bonus) for Mr. Murdy;

  •
  Two times such amounts for Messrs. George, Tanner, and Lane; and

  •
  One times such amounts for Ms. Shaeff and Mr. McKenna.

        See the "Potential Termination Payments Upon Separation or a Change in Control" section later in this proxy statement for further information.

Use of Tally Sheets

        The Committee routinely uses tally sheets to assist it in analyzing the Named Executive Officers' total compensation, including salary, annual incentive compensation, and long-term incentive compensation. These tally sheets present the Committee with average annual values as well as total lifetime payout values related to cash as well as equity compensation in order to make comparisons as to all executives and their respective compensation levels.

Use of Compensation Survey Data—Executive Compensation

        In late 2008, the Committee, in consultation with Towers Perrin, attempted to establish a peer group of companies for compensation analysis purposes. However, given the Company's size and industry, the Committee determined that the proposed peer group of companies for compensation comparison purposes did not provide meaningful guidance to the Committee. As such, the Committee determined to forego a peer group analysis, and instead reviewed a benchmark against general industry companies of similar size when evaluating the Company's compensation structure. The Company participates in Towers Perrin's executive compensation database, which was used to develop competitive compensation levels for base salaries, annual incentives and long-term incentives. In order to adjust for size differences among the nearly three hundred companies in the database, a single regression analysis was used to correlate the Company's annual revenues with that of the other participating companies in the database. The Committee does not attempt to maintain executive compensation at a pre-defined percentile, but the Committee does use the comparative data in an effort to better inform its compensation-related decisions.

Chief Executive Officer Compensation

        The Committee meets in executive session to evaluate the Chief Executive Officer's performance and determines his total compensation. The Committee conducts an assessment of the Chief Executive Officer's performance as well as an assessment of the Company's performance, and sets Mr. Murdy's salary based on the Committee's assessment of his relative performance. Although the Committee does not attempt to place Mr. Murdy's pay in any specific percentile of similarly situated executive pay, the Committee believes, based on the Towers Perrin study cited above, that Mr. Murdy is compensated between the 25th to 50th percentile of similarly sized companies. In December 2008, the Committee discussed and indicated it is favorably disposed to grant Mr. Murdy a bonus related to the successful transition of the Chief Executive Officer role upon Mr. Murdy's future retirement. A condition precedent of the grant was Mr. Murdy's active and material cooperation with the Board of Directors in the recruitment and selection of a qualified and acceptable successor candidate. On April 1, 2010, Mr. Murdy received a bonus award that consisted of a combination of cash and equity with a combined value of $500,000. Mr. Murdy will receive a second payment of $1,000,000 (in either cash or equivalent equity) upon the election by the Board of Directors of the successor candidate to Chief Executive Officer of the Company. As previously disclosed, the Company anticipates that Mr. Murdy will retire as Chief Executive Officer in the second quarter of 2011.

Stock Ownership Guidelines

        In 2007, the Committee voted to substantially increase stock ownership guidelines for executive officers. Previously the Committee had required the ownership of 5,000 or more shares by the third anniversary of an executive's inclusion in the executive group that had stock ownership requirements. Effective March 31, 2008, the policy requires that within three years of being appointed an executive or other key employee, or being promoted to a position requiring increased ownership, an executive is required to beneficially own Common Stock of the Company, which includes all outstanding vested and unvested options and stock, having a market value or cost basis, whichever is higher, equal to at least the following multiple of his or her base salary (for purposes of calculating this multiple, the actual compensation expense incurred by the Company related to the equity grant is used only if it is greater than the current market value of the equity grant):

Level	Base Salary Multiple
Chief Executive Officer	5
Chief Operating Officer	3
Chief Financial Officer	3
Senior Regional Vice Presidents	2
Chief Accounting Officer	1
General Counsel	1

Impact of Accounting and Tax Treatment on Compensation

        The Internal Revenue Code limits the tax deduction that the Company may take for compensation paid to the Chief Executive Officer and the other four most highly compensated Named Executive Officers. The limit is $1 million per executive per year. However, performance-based compensation is excluded from the limitation. To date, all compensation of Named Executive Officers has been fully tax-deductible by the Company, with a small exception related to the Chief Executive Officer's compensation in 2006, which totaled $130,875, and 2007, which totaled $50,896. The Committee intends that all future cash-based annual incentive bonuses will receive favorable tax treatment. Further, all future stock option awards and performance restricted stock awards are designed to qualify as performance-based compensation so that these awards would be deductible by the Company; however, the Committee retains the ability to make payments in one or more of the Company's compensation programs that may not qualify for tax deductibility under Section 162(m). The Compensation Committee decided to amend certain previous performance grants in March of 2010 after undertaking a comprehensive annual compensation risk analysis. As a result, a portion of each named executive officer's long-term incentive compensation granted in 2008 and 2009 might not be deductible to the Company under Section 162(m). A portion of Mr. Murdy's compensation does not qualify for tax deductibility under Section 162(m), including Mr. Murdy's bonus award related to Chief Executive Officer succession, of which $500,000 was awarded on April 1, 2010. The Committee believes this ability to exercise discretion is in the best interest of the Company and its stockholders.

Summary of Executive Compensation

        The following table includes information regarding the Named Executive Officers' total compensation during the 2009 fiscal year. For more information about the components of total compensation please refer to the following subsections of the "Compensation Discussion and Analysis" section:

  •
  "Base Salary" for information about salary;

  •
  "Annual Incentive Bonus" for information about bonus and other non-equity incentives;

  •
  "Long-term Incentives" for information about stock and option grants; and

  •
  "Health and Related Benefits" and "Perquisites" for all other compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other ($)(5)	Total ($)
William F. Murdy,	2009	$579,000	$0	$651,376	$200,349	$632,294	$0	$27,599	$2,090,618
Chairman of the Board and	2008	$574,250	$0	$651,372	$213,825	$832,663	$0	$32,869	$2,304,979
Chief Executive Officer	2007	$551,250	$0	$630,002	$233,041	$499,619	$0	$22,389	$1,936,301
Brian E. Lane,	2009	$273,000	$0	$255,937	$78,719	$298,128	$0	$37,453	$943,237
President and Chief	2008	$239,200	$0	$179,405	$58,891	$299,000	$0	$7,058	$783,554
Operating Officer	2007	$230,000	$0	$172,497	$63,807	$216,408	$0	$6,649	$689,361
William George,	2009	$305,000	$0	$285,934	$87,948	$333,074	$0	$7,353	$1,019,309
Executive Vice President	2008	$302,500	$0	$285,934	$93,862	$438,625	$0	$6,975	$1,127,896
and Chief Financial Officer	2007	$290,000	$0	$276,566	$102,301	$262,838	$0	$6,548	$938,253
Thomas N. Tanner,	2009	$305,000	$0	$285,934	$87,948	$333,074	$0	$260,805	$1,272,761
Senior Regional Vice	2008	$302,500	$0	$285,934	$93,862	$438,625	$0	$33,031	$1,153,952
President	2007	$267,875	$0	$276,566	$102,301	$262,838	$0	$31,278	$940,858
Julie S. Shaeff,	2009	$202,000	$0	$113,630	$34,948	$107,198	$0	$6,989	$464,765
Senior Vice President and	2008	$200,250	$0	$113,629	$37,301	$130,163	$0	$5,790	$487,133
Chief Accounting Officer	2007	$191,250	$0	$109,693	$40,572	$91,248	$0	$5,088	$437,851
Trent T. McKenna,	2009	$187,000	$0	$102,377	$31,489	$99,238	$0	$5,537	$425,641
Vice President, General	2008	$182,000	$0	$102,373	$33,608	$117,163	$0	$6,281	$441,425
Counsel, and Secretary	2007	$168,750	$0	$98,433	$36,411	$80,513	$0	$6,255	$390,362

(1)
Mr. McKenna's salary was increased from $182,000 to $202,000 on October 1, 2009. Executive salaries for 2008 reflect a blended salary based on pay raised granted on April 1, 2008, whereas, in 2009, with the exception of Mr. McKenna, no executive received a pay raise from the April 2008 level.

(2)
This column does not reflect the value of stock awards that were actually earned or received by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the performance shares (based on the probable outcome per accounting guidelines of the performance conditions as of the date of grant) granted to our named executive officers in the applicable year. The aggregate grant date fair value of the awards was determined in accordance with the accounting guidance for stock-based compensation. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2009 fiscal year for a discussion of the relevant assumptions used in calculating the value of these awards.

(3)
This column does not reflect the value of shares that were actually acquired upon the exercise of stock options by the named executive officers during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the stock options granted to the named executive officers in the applicable year. The Option Exercises and Stock Vested table on page 29 provides information about the options exercised by named executive officers during 2009. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2009 fiscal year for a discussion of the relevant assumptions made in valuing these awards. The aggregate grant date fair value will likely vary from the actual amount the named executive officer receives based on a number of factors, including stock price fluctuations, timing of sale, and variances from valuation assumptions.

(4)
Reflects incentive compensation based upon certain performance criteria being met. In 2009, Messrs. Murdy, Lane, George, and Tanner each received annual incentive compensation consisting of 110% of 90% of their respective annual base salaries as well as 100% of 10% of their respective annual base salaries. Ms. Shaeff and Mr. McKenna each received annual incentive compensation consisting of 110% of 30% of their respective annual base salaries as well as 100% of 20% of their respective annual base salaries.

(5)
The figures set out as "All Other" Compensation for 2009 are comprised of the following:

	Commuting Expenses	Living Allowance		401(k) Match	Membership and Club Dues	Executive Disability & Group Term Life	Fitness(2)	Transition Agreement
William F. Murdy	$1,052	$7,500	(1)	$6,125	$4,158	$8,764	$0	$0
Brian E. Lane	$5,876	$24,000		$6,125	$0	$1,213	$240	$0
William George	$0	$0		$6,125	$0	$988	$240	$0
Thomas N. Tanner	$4,253	$0		$6,125	$0	$1,986	$240	$248,201	(3)
Julie S. Shaeff	$0	$0		$6,125	$0	$624	$240	$0
Trent T. McKenna	$0	$0		$5,000	$0	$537	$0	$0

(1)
Reflects estimated amount attributable to Mr. Murdy's personal and business use of a 1999 GMC Jimmy from January until October 2009, and Mr. Murdy's personal and business use of a 2010 Ford Escape Hybrid from October until December 2009, both of which the Company provided for Mr. Murdy's use while in Houston.

(2)
Reimbursement of health-club dues pursuant to a wellness plan available to all employees in the Company's corporate headquarters.

(3)
Reflects payments made pursuant to an agreement with Mr. Tanner in which he agreed to alter certain terms and provisions relating to his ongoing employment relationship with the Company, including severance and compensatory arrangements, in connection with his transition from the role of Executive Vice President—Mergers and Acquisitions to the role of Senior Regional Vice President. The amount shown includes $34,790 for relocation expenses.

 Grants of Plan-Based Awards

        The following table provides information concerning the Company's administration of its annual and equity incentive plan during 2009. For further information related to grants of plan-based awards, see the section titled "Long-Term Incentives" and the section titled "Annual Incentive Bonus."

					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
								Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Maximum (#)
William F. Murdy	3/26/2009	$266,340	$579,000	$839,550	35,530	59,216	49,347	$11.00	851,725
Brian E. Lane	3/26/2009	$125,580	$273,000	$395,850	13,960	23,267	19,389	$11.00	334,656
William George	3/26/2009	$140,300	$305,000	$442,250	15,596	25,994	21,662	$11.00	373,882
Thomas N. Tanner	3/26/2009	$140,300	$305,000	$442,250	15,596	25,994	21,662	$11.00	373,882
Julie S. Shaeff	3/26/2009	$64,640	$101,000	$131,300	6,198	10,330	8,608	$11.00	148,578
Trent T. McKenna	3/26/2009	$59,840	$93,500	$121,550	5,584	9,307	7,756	$11.00	133,866

(1)
The amounts shown reflect the 2009 annual incentive plan awards. In March 2009, our Compensation Committee established target short-term bonus awards, expressed as a percentage of each executive's 2009 base salary. These awards are based on individual and Company performance targets, which are described in greater detail in the subsection titled "Annual Incentive Bonus." For purposes of this chart, it is assumed that each executive realizes 100% of the Subjective Bonus regardless of Objective Bonus realization.

(2)
Represents grants of performance stock to the Named Executive Officers on a three-year vesting schedule in equal amounts. The awards vest only if the Company meets certain performance requirements prior to each vesting period. If the Company meets the performance threshold, the awards vest on a sliding scale from 0 to 100 percent of the tranche of shares.

(3)
For a discussion of valuation assumptions, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information concerning unexercised stock options and unvested performance restricted stock held at December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
William F. Murdy	50,000		$2.25	9/24/2011			109,827	$1,355,265
	29,313	14,657	$11.94	3/28/2017
	13,760	27,519	$13.15	3/26/2018	—	—
		49,347	$11.00	3/26/2019
Brian E. Lane	3,750		$4.18	11/19/2013			37,178	$458,777
	10,000		$6.38	5/18/2015
	8,026	4,013	$11.94	3/28/2017	—	—
	3,790	7,579	$13.15	3/26/2018
		19,389	$11.00	3/26/2019
William George	30,000		$6.38	5/18/2015			48,211	$594,924
	12,868	6,434	$11.94	3/28/2017	—	—
	6,040	12,080	$13.15	3/26/2018
		21,662	$11.00	3/26/2019
Thomas N. Tanner	12,868	6,434	$11.94	3/28/2017			48,211	$594,924
	6,040	12,080	$13.15	3/26/2018	—	—
		21,662	$11.00	3/26/2019
Julie S. Shaeff	5,000		$4.18	11/19/2013			19,153	$236,348
	15,000		$6.38	5/18/2015
	5,103	2,552	$11.94	3/28/2017	—	—
	2,400	4,801	$13.15	3/26/2018
		8,608	$11.00	3/26/2019
Trent T. McKenna	5,000		$6.64	8/24/2014			17,245	$212,803
	20,000		$6.38	5/18/2015
	4,580	2,290	$11.94	3/28/2017	—	—
	2,163	4,325	$13.15	3/26/2018
		7,756	$11.00	3/26/2019

(1)
Mr. Murdy's 14,657 unexercisable options are scheduled to vest on April 1, 2010; Mr. Murdy's 27,519 unexercisable options are scheduled to vest on April 1, 2010 and 2011 in equal amounts; Mr. Murdy's 49,347 unexercisable options are scheduled to vest on May 15, 2010, April 1, 2011 and 2012 in equal amounts. Mr. George's 6,434 unexercisable options are scheduled to vest on April 1, 2010; Mr. George's 12,080 unexercisable options are scheduled to vest on April 1, 2010 and 2011 in equal amounts; Mr. George's 21,662 unexercisable options are scheduled to vest on May 15, 2010, April 1, 2011 and 2012 in equal amounts. Mr. Tanner's 6,434 unexercisable options are scheduled to vest on April 1, 2010; Mr. Tanner's 12,080 unexercisable options are scheduled to vest on April 1, 2010 and 2011 in equal amounts; Mr. Tanner's 21,662 unexercisable options are scheduled to vest on May 15, 2010, April 1, 2011 and 2012 in equal amounts. Mr. Lane's 4,013 unexercisable options are scheduled to vest on April 1, 2010; Mr. Lane's 7,579 unexercisable options are scheduled to vest on April 1, 2010 and 2011 in equal amounts; Mr. Lane's 19,389 unexercisable options are scheduled to vest on May 15, 2010, April 1, 2011 and 2012 in equal amounts. Ms. Shaeff's 2,552 unexercisable options are scheduled to vest on April 1, 2010; Ms. Shaeff's 4,801 unexercisable options are scheduled to vest on April 1, 2010 and 2011 in equal amounts; Ms. Shaeff's 8,608 unexercisable options are scheduled to vest on May 15, 2010, April 1, 2011 and 2012 in equal amounts. Mr. McKenna's 2,290 unexercisable options are scheduled to vest on April 1, 2010; Mr. McKenna's 4,325 unexercisable options are schedule to vest on April 1, 2010 and 2011 in equal amounts; Mr. McKenna's 7,756 unexercisable options are scheduled to vest on May 15, 2010, April 1, 2011 and 2012 in equal amounts.

(2)
The performance restricted stock grants for each of the Named Executive Officers are subject to vest only if the Company achieves certain one-year performance measures as well as a three-year trailing average performance measure. These performance restricted stock grants are more fully described in the subsection titled "Performance Stock Awards" in the "Long-term Incentives" section of the Compensation Discussion and Analysis.

(3)
The market value of these performance shares are based on the $12.34 share price of the Company's common stock as of December 31, 2009.

Option Exercises and Stock Vested

        The following table provides information on option exercises and stock vested in 2009 related to the Named Executive Officers and the resulting value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William F. Murdy	160,000	$1,246,252	50,766	$514,178
William George	0	$0	23,302	$234,200
Thomas N. Tanner	60,000	$382,773	23,302	$234,200
Brian E. Lane	0	$0	14,988	$149,578
Julie S. Shaeff	0	$0	7,609	$75,738
Trent T. McKenna	0	$0	7,010	$69,859

(1)
The value realized on the exercise of stock options is the difference between the market price of the Company Common Stock at the time of exercise and the exercise price of the option.

(2)
The value realized on the vesting of stock awards is the market price at closing of the Company's Common Stock at the time of vesting.

  Pension Benefits

        We currently have no defined benefit pension plans.

  Nonqualified Deferred Compensation

        We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified

Potential Termination Payments Upon Separation or a Change in Control

        Prior to March 26, 2008, the Company had included change-in-control and severance arrangements in the employment agreements with Messrs. Murdy, George, Tanner and Lane, as well as Ms. Shaeff. On March 26, 2008, the Compensation Committee concluded its plan to rationalize all executive employment arrangements by requesting that all Named Executive Officers relinquish their rights pursuant to their employment agreements. As consideration, the Committee enacted a Senior Executive Severance Policy and entered into a change-in-control agreement with each executive.

        The following table provides the lump-sum payments that would have been made to the Named Executive Officers if their employment had been terminated on December 31, 2009:

	For Cause ($)	Death ($)(1)	Disability ($)	Without Cause ($)(2)
William F. Murdy	$0	$579,000	$579,000	$2,501,309
Brian E. Lane	$0	$273,000	$273,000	$893,406
William George	$0	$305,000	$305,000	$1,007,970
Thomas N. Tanner	$0	$305,000	$305,000	$688,702
Julie S. Shaeff	$0	$202,000	$202,000	$343,892
Trent T. McKenna	$0	$202,000	$202,000	$334,439

(1)
The company maintains life insurance for each of the Named Executive Officers in an amount equal to the sum of the Named Executive Officer's annual base salary. The death benefit contained in the severance policy is paid net of insurance proceeds.

(2)
The following amounts are included in the total for each executive as an estimate of one year of COBRA payments made by the Company on behalf of the named executive officer over the twelve month period following termination. Mr. Murdy—$8,592; Mr. George—$8,201; Mr. Tanner—$13,856; Mr. Lane—$11,714; Ms. Shaeff—$7,356; and Mr. McKenna—$8,201. These COBRA reimbursements would be made by the Company to the named executive officer, and they would cease if the named executive officer obtained other insurance coverage. In no event would these COBRA reimbursements exceed twelve months. The total amount also reflects an estimate of $25,000 for outplacement services, which services are provided for in the policy, and are not to exceed $50,000.

        The following table provides the lump-sum payout and value of early vesting equity that would have been received by the Named Executive Officers if their employment had been terminated as a result of a change in control occurring on December 31, 2009:

	Cash(1)	Value of Early Vesting Equity(2)	Excise Tax Gross Up	Total Value
William F. Murdy	$3,710,168	$2,484,659	$0	$6,194,827
Brian E. Lane	$582,832	$841,082	$0	$1,423,914
William George	$1,307,892	$1,090,696	$0	$2,398,892
Thomas N. Tanner	$1,313,547	$1,090,696	$0	$2,404,243
Julie S. Shaeff	$318,892	$433,307	$0	$752,199
Trent T. McKenna	$309,439	$390,141	$0	$699,580

(1)
Assumes a change in control event occurring on December 31, 2009. Includes payments made as reimbursements for COBRA for a one-year period after the change in control event; these payments would be made as reimbursements by the Company to the Named Executive Officer, and would cease if the Named Executive Officer obtained other insurance coverage.

(2)
For a discussion of valuation assumptions, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

 Equity Compensation Plan Information

        The following table sets forth information about the Company's equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	617,624	(1)	$9.83	(2)	1,967,778
Equity compensation plans not approved by security holders
Total	617,624				1,967,778	(3)

(1)
Includes 368,541 shares of performance stock that have been granted but remain unvested as of December 31, 2009.

(2)
Shares of unvested restricted stock are not factored into this average.

(3)
1,727,778 shares of which are part of a fungible share plan, which means that each share granted that is not an option and/or SAR is counted against the plan as one and six-tenths (1.6) shares.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, the committee recommended to the Company's Board of Directors the inclusion of the Compensation Discussion and Analysis in the Company's 2010 proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee.

Members of the Compensation Committee
Darcy G. Anderson (Chair) Herman E. Bulls Alan P. Krusi Franklin Myers

        The preceding "Compensation Committee Report" shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors of the Company oversees the Company's financial reporting process on behalf of the Board of Directors. The committee is made up solely of independent directors, as defined in the applicable NYSE and SEC rules, and it operates under a written charter, amended and effective as of May 2005 and approved by the Board of Directors, which is available on the Company's website at http://www.comfortsystemsusa.com.

        Management has the primary responsibility for the financial statements and the reporting process, including the Company's internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the audited financial statements in the Annual Report with management. The discussion explored the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of each of the key disclosures in the financial statements.

        As part of its oversight of the Company's financial statements, the Audit Committee reviewed and discussed with management and with the Company's independent auditor, Ernst & Young LLP, the audited financial statements of the Company for the fiscal year ended December 31, 2009. The committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), relating to the conduct of the audit. The Audit Committee also has discussed with Ernst & Young LLP, the auditors' independence from the Company and its management, including the matters in the written disclosures the committee received from the independent auditors as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets regularly with the external auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the content and quality of the Company's financial reporting. Based on the review and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 and for filing with the SEC.

Members of the Audit Committee
Franklin Myers (Chair) Alan P. Krusi James H. Schultz Robert D. Wagner, Jr.

        The preceding "Report of the Audit Committee" shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company incorporates it by reference into such filing.

 OTHER INFORMATION

Risk Considerations in our Compensation Policies

        The Committee's risk assessment concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered the following: (i) balanced performance targets; (ii) the Company's "clawback" policy; (iii) the Company's required stock ownership guidelines; (iv) EPS performance metrics that are uniformly applied to all senior executives; and (v) three-year vesting periods for options and performance stock.

Compensation Committee Interlocks and Insider Participation

        Messrs. Anderson, Bulls, Krusi, and Myers, none of whom is or was an officer or employee of the Company or any of our subsidiaries from 2006 through 2009, served on the Compensation Committee during 2009. None of the Company's executive officers serves on the board of directors or compensation committee, or any other committee serving an equivalent function, of another company that employs any member of the Company's Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2009, all directors, officers, and beneficial holders of more than 10% of any class of equity securities of the Company complied with all filing requirements.

Householding of Stockholder Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in the same household unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of either document to any stockholder upon request by writing to the Company at the following address: Comfort Systems USA, Office of the General Counsel, 675 Bering, Suite 400, Houston, Texas 77057 or upon oral request directed to the Company's Office of the General Counsel at (713) 830-9600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact the stockholder's bank, broker, or other nominee record holder, or contact the Company by writing to the above address or by oral request at the above telephone number.

Certain Relationships and Related Transactions

        See the section above titled "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for other information required to be disclosed here.

 Stockholder Proposals

        Stockholders who wish to present proposals for inclusion in the Company's proxy materials for the 2011 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the stockholder proposals must be received by the Company at its principal executive offices on or before December 17, 2010.

        Under the Company's current Bylaws, proposals of business and nominations for directors other than those to be included in the Company's proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the Bylaws. In accordance with the Company's Bylaws, to be considered timely a proposal submitted for consideration at the 2011 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the 2010 Annual Meeting of Stockholders. The Bylaws also contain procedures for regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

Other Business

        The Company's Board of Directors knows of no business to be brought before the Annual Meeting that is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable, subject to the NYSE's rules on the exercise of discretionary authority.

Form 10-K and Annual Report to Stockholders

        A copy of the Company's Annual Report to Stockholders, which includes the Annual Report on Form 10-K, filed with the SEC, accompanies this proxy statement.

14475 COMFORT SYSTEMS USA, INC. ANNUAL MEETING OF STOCKHOLDERS Solicited by the Board of Directors of Comfort Systems USA, Inc. The undersigned hereby appoints William F. Murdy and Trent T. McKenna, and each of them individually, as proxies with full power of substitution, to vote, as designated on the reverse, all shares of Common Stock of Comfort Systems USA, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 18, 2010, or at any adjournment or postponement thereof. ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" ON PROPOSAL 1 AND "FOR" PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THIS PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. ANY EXECUTED PROXY WHICH DOES NOT DESIGNATE A VOTE SHALL BE DEEMED TO GRANT AUTHORITY FOR ANY ITEM NOT DESIGNATED. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SYSTEMS USA, INC. May 18, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2010.comfortsystemsusa.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF EIGHT DIRECTORS FOR TERMS EXPIRING AT THE 2011 ANNUAL MEETING; O William F. Murdy O Darcy G. Anderson O Herman E. Bulls O Alfred J. Giardinelli, Jr. O Alan P. Krusi O Franklin Myers O James H. Schultz O Robert D. Wagner, Jr. 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying proxy statement, and the Annual Report of Comfort Systems USA, Inc., which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is hereby acknowledged. PLEASE COMPLETE, SIGN, AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1 AND A VOTE "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 051810 FOR AGAINST ABSTAIN

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF EIGHT DIRECTORS FOR TERMS EXPIRING AT THE 2011 ANNUAL MEETING; O William F. Murdy O Darcy G. Anderson O Herman E. Bulls O Alfred J. Giardinelli, Jr. O Alan P. Krusi O Franklin Myers O James H. Schultz O Robert D. Wagner, Jr. 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. You hereby revoke all previous proxies given. You may revoke this proxy at any time prior to a vote thereon. Receipt of the accompanying proxy statement, and the Annual Report of Comfort Systems USA, Inc., which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is hereby acknowledged. PLEASE COMPLETE, SIGN, AND PROMPTLY MAIL IN THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF COMFORT SYSTEMS USA, INC. May 18, 2010 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online or by telephone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" ON PROPOSAL 1 AND A VOTE "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20830000000000000000 4 051810 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://proxy2010.comfortsystemsusa.com